Exhibit 99.1

MOD-PAC CORP. Reports Third Quarter 2010 Diluted EPS of $0.28

  Third quarter net income of $1.0 million consistent with prior year period; up 55% net of adjusted items
  Gross margin expanded 210 basis points to 22.1% in the third quarter despite 1.6% decrease in total revenue
  Adjusted EBITDA increased 20% for the quarter and 147% for the nine months
  MOD-PAC repurchased 53,970 shares in the quarter

BUFFALO, N.Y.--(BUSINESS WIRE)--November 2, 2010--MOD-PAC CORP. (NASDAQ: MPAC) (the “Company”), a manufacturer of custom and stock paper board packaging and personalized print products, today reported total revenue of $12.38 million in the third quarter of 2010, which ended October 2, 2010, a decrease of 1.6% from total revenue of $12.59 million in the 2009 third quarter.

Net income for the third quarter was $1.0 million, or $0.28 per diluted share, relatively flat compared with net income of $1.0 million, or $0.29 per diluted share, in the prior year period. The third quarter of 2009 was positively impacted by $367 thousand in one-time items comprised of a $263 thousand fair value adjustment of impaired Specialty Print and Direct Mail (“SPDM”) assets and a $104 thousand gain on the sale of SPDM assets. Excluding those benefits, third quarter 2009 adjusted net income would have been $0.64 million, or $0.18 per diluted share. (See reconciliation of net income (loss) and earnings (loss) per share to adjusted net income (loss) and earnings (loss) per share in the attached tables.) The increase in net income over the adjusted prior year period was largely the result of the improved operating leverage from productivity and cost reduction measures that were implemented since last year’s third quarter.

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, “We executed well this quarter, by continuing to prudently manage our costs which helped drive our gross margin expansion, and the 55% year-over-year increase in net income, net of adjusted items. While demand for our custom folding carton business tempered a bit this past quarter, we have achieved market share gains in 2010 and we are working hard to build on that momentum.”

Third Quarter 2010 Sales Review

  Sales of folding cartons, which include custom folding cartons and stock packaging, were down 1.2%, or $137 thousand, to $11.51 million in the 2010 third quarter from $11.65 million in the prior year third quarter.
  Custom folding carton sales in the third quarter of 2010 were $9.25 million compared with $9.41 million in the third quarter of 2009, as demand from existing custom folding carton accounts were down slightly year-over-year.
  Stock packaging sales increased 0.9% to $2.26 million in the 2010 third quarter.
  Print services sales, which are now comprised solely of personalized print, were $0.76 million in the third quarter of 2010, down 5.3% from $0.80 million in the third quarter of 2009. In June of 2009, MOD-PAC exited the commercial print market and rationalized the Company’s specialty print and direct mail product line.

Margin expansion reflects continued focus on cost control

Gross profit for the 2010 third quarter increased 9.0% to $2.74 million, or 22.1% of total revenue, compared with gross profit of $2.52 million, or 20.0% of total revenue, in the same period the prior year. The improvement in gross profit and 210 basis point margin expansion was largely driven by productivity enhancements, lower utility costs, and a recovery in the recycling market.

Selling, general and administrative (SG&A) expense was down 7.4% to $1.71 million, or 13.8% of total revenue, in the third quarter of 2010 when compared with $1.84 million, or 14.6% of total revenue, in the same period the prior year. Lower labor costs due to reduced administrative headcount from streamlining functions combined with tight cost control and lower commission expense drove the decrease.

Adjusted earnings before interest, asset impairment, taxes, depreciation and amortization, and non-cash option expense (Adjusted EBITDA) was $1.82 million in the third quarter of 2010, up 20.1%, or $0.30 million, from $1.51 million in the 2009 third quarter and up 94.4%, or $0.88 million, from $0.94 million in the trailing second quarter. The Company believes that when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the Reconciliation of Net Income (loss) to Adjusted EBITDA in the attached table.)

The Company’s effective tax rate for the third quarter of 2010 was 0.4% as a result of federal and state minimum taxes. The Company has approximately $0.1 million in net operating loss carry forwards that can be applied to future income.

Mr. David B. Lupp, Chief Operating Officer and Chief Financial Officer commented, “The performance we achieved in the third quarter was a direct result of the successful implementation of our strategies. Looking ahead, we expect our improved operating leverage and the benefits of our cost reduction initiatives to contribute to our financial performance. Our focus remains on growing our top line, driven primarily by market share gains in folding cartons.”

Liquidity

Cash and cash equivalents were $2.24 million at October 2, 2010, a significant increase from $0.32 million at October 3, 2009, but down from the 2009 year-end balance of $3.78 million. The decrease through the first nine months of 2010 was primarily the result of capital expenditures, increased working capital requirements, particularly with inventory, a reduction in long-term debt and the repurchase of stock.

The Company increased inventory $1.11 million, or 26.0%, to $5.37 million at October 2, 2010, from $4.26 million at 2009 year-end in order to continue to meet demand and customer schedules as supplier lead times have increased.

Capital expenditures in the third quarter and first nine months of 2010 were $0.28 million and $1.24 million, respectively, compared with $0.14 million and $0.84 million in the corresponding periods of the prior year. Infrastructure improvements and custom folding carton equipment made up the bulk of the year-to-date 2010 expenditures. Fiscal year 2010 capital expenditures are expected to be between $1.6 million to $1.8 million.

The Company repurchased 53,970 shares in the third quarter of 2010 at an average price of $4.23. MOD-PAC has authorization to repurchase up to an additional 196,532 shares.

Depreciation and amortization for the first nine months of 2010 was $2.08 million compared with $2.53 million during the prior year period. The decline was a result of the product line rationalization, as most assets associated with that line were sold in the latter part of fiscal 2009.

MOD-PAC has access to a $3.0 million revolving credit facility with a commercial bank. At the end of the third quarter, only $0.2 million of the line was in use through standby letters of credit. The Company believes its cash on hand and the cash it generates from operations will be sufficient for its working capital and capital spending requirements in 2010.

Nine-Month Review

Total revenue for the nine months of 2010 was $35.92 million, down slightly from the nine months of 2009 despite the $1.52 million in sales related to the rationalized product line in last year’s first nine months. Excluding that, total revenue for the nine months of 2010 grew $1.31 million, or 3.8%, over the corresponding period of 2009 reflecting improved folding carton sales.

Custom folding carton sales were up $1.08 million, or 4.2%, to $26.97 million for the 2010 nine-month period compared with $25.89 million in the nine months of 2009, as the Company has successfully increased its market share from existing customers. Stock packaging sales increased 6.2%, or $0.37 million, to $6.25 million over the same corresponding period, while personalized print sales were down $116 thousand, or 4.8%, to $2.32 million reflecting the weakness in the economy.

Gross profit and margin increased in the first nine months of 2010, to $6.51 million, and 18.1%, respectively, on relatively flat sales primarily due to the rationalization and other productivity enhancements.

SG&A expense was $5.36 million, or 14.9% of total revenue, in the first nine months of 2010 compared with $5.80 million, or 16.1% of total revenue, in the first nine months of 2009. The lower SG&A for the period was primarily due to lower labor costs and other efficiency enhancements implemented during the period.

Included in the first nine months of 2009, was $1.81 million of expense that was associated with the write-down of impaired assets in the second quarter of 2009 due to the Company's rationalization of the specialty print and direct mail product line.

For the nine-month period, Adjusted EBITDA increased 146.7% to $3.66 million in 2010 compared with $1.48 million in 2009. (See the Reconciliation of Net Income (Loss) to Adjusted EBITDA in the attached table.)

Webcast and Conference Call

MOD-PAC CORP. will host a conference call and webcast at 10:00 a.m. ET on Wednesday, November 3, 2010. During the call, Daniel G. Keane, President and Chief Executive Officer, and David B. Lupp, Chief Operating Officer and Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

The conference call can be accessed by dialing (201) 689-8562 and entering conference ID number 359334. The listen-only audio webcast can be monitored at www.modpac.com. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 359334. The telephonic replay will be available from 1:00 p.m. ET the day of the call until 11:59 p.m. ET on Wednesday, November 10, 2010. A transcript will also be posted to the Company’s Web site, once available.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm providing products and services in two product categories: folding cartons and personalized print. Within folding cartons, MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC’s PERSONALIZED PRINT product line is a comprehensive offering for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Through its large, centralized facility, the Company has captured significant economies of scale by channeling large numbers of small-to-medium-sized orders through its operations due to its rapid order change out skills. Applying its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(in thousands except per share data)
	Three months ended		Nine months ended
	10/2/2010	10/3/2009	10/2/2010	10/3/2009
Revenue
Product sales	$12,267	$12,446	$35,535	$35,727
Rent	113	141	382	399
Total Revenue	12,380	12,587	35,917	36,126
Cost of products sold	9,638	10,071	29,405	31,732
Gross profit	2,742	2,516	6,512	4,394
Gross profit margin	22.1%	20.0%	18.1%	12.2%
Selling, general and administrative expense	1,705	1,841	5,362	5,799
Net (write-up) write-down of impaired assets	0	(367)	0	1,808
Income (Loss) from operations	1,037	1,042	1,150	(3,213)
Operating margin	8.4%	8.3%	3.2%	-8.9%
Interest expense, net	(44)	(64)	(148)	(194)
Other income	11	33	83	43
Income (Loss) before taxes	1,004	1,011	1,085	(3,364)
Income tax expense (benefit)	4	0	19	(118)
Net income (loss)	$1,000	$1,011	$1,066	$(3,246)

Basic income (loss) per share:	$0.29	$0.29	$0.31	$(0.95)
Diluted income (loss) per share:	$0.28	$0.29	$0.30	$(0.95)

Weighted average diluted shares outstanding	3,529	3,470	3,559	3,430

MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(unaudited)
($ in thousands)
	Three Months Ended		%	Nine Months Ended		%	2010 YTD % of
	10/2/2010	10/3/2009	change	10/2/2010	10/3/2009	change	Total
FOLDING CARTONS
Custom folding cartons	$9,251	$9,408	-1.7%	$26,966	$25,888	4.2%	75.9%
Stock packaging	2,259	2,239	0.9%	6,253	5,888	6.2%	17.6%
Folding cartons subtotal	11,510	11,647	-1.2%	33,219	31,776	4.5%	93.5%

PRINT SERVICES
Specialty print & direct mail	0	0	N/A	0	1,519	-100%	0%
Personalized	757	799	-5.3%	2,316	2,432	-4.8%	6.5%
Print services subtotal	757	799	-5.3%	2,316	3,951	-41.4%	6.5%

Total product revenue	$12,267	$12,446	-1.4%	$35,535	$35,727	-0.5%	100.0%

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)
	(Unaudited)
	October 2, 2010	December 31, 2009
Current assets:
Cash and cash equivalents	$2,237	$3,780

Accounts receivable	5,833	4,975
Allowance for doubtful accounts	(108)	(155)
Net accounts receivable	5,725	4,820
Inventories	5,367	4,258
Prepaid expenses	527	297
Total current assets	13,856	13,155

Property, plant and equipment, at cost:
Land	1,170	1,170
Buildings and equipment	12,406	12,389
Machinery and equipment	48,235	49,129
Construction in progress	193	990
	62,004	63,678
Less accumulated depreciation	(47,409)	(48,262)
Net property, plant and equipment	14,595	15,416
Assets held for sale	63	171
Other assets	479	459
Total assets	$28,993	$29,201

Current liabilities:
Current maturities of long-term debt	$108	$202
Accounts payable	1,614	2,567
Accrued expenses	779	803
Total current liabilities	2,501	3,572

Long-term debt	1,986	2,292
Other liabilities	25	38
Total liabilities	4,512	5,902

Shareholders' equity:
Common stock, $.01 par value, authorized 20,000,000 shares, issued 3,462,392 in 2010, 3,453,863 in 2009	35	35
Class B common stock, $.01 par value, authorized 5,000,000 shares, issued 619,856 in 2010, 628,385 in 2009	6	6
Additional paid-in capital	3,002	2,654
Retained earnings	27,885	26,819
	30,928	29,514
Less treasury stock at cost, 704,668 shares in 2010 and 650,698 in 2009	(6,447)	(6,215)
Total shareholders' equity	24,481	23,299

Total liabilities and shareholders' equity	$28,993	$29,201

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
($ in thousands)
	Nine Months Ended
	10/2/2010	10/3/2009
Cash flows from operating activities:
Net Income (loss)	$1,066	$(3,246)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,079	2,531
Provision for doubtful accounts	(29)	45
Stock option compensation expense	347	210
Deferred income taxes	-	(118)
Net write-down of impaired assets	-	1,808
(Gain) Loss on disposal of assets	(34)	24
Cash flow from change in operating assets and liabilities:
Accounts receivables	(875)	(752)
Inventories	(1,109)	195
Prepaid expenses	(230)	(49)
Other liabilities	(13)	15
Accounts payable	(952)	(320)
Accrued expenses	(24)	148
Net cash provided by operating activities	$226	$491

Cash flows from investing activities
Proceeds from sale of assets	$131	$212
Proceeds from the cash surrender value of officers’ life insurance	-	857
Change in other assets	(5)	(78)
Capital expenditures	(1,242)	(841)
Net cash (used in) provided by investing activities	$(1,116)	$150

Cash flows from financing activities
Principal payments on long-term debt	$(400)	$(126)
Deferred financing fees	(21)	-
Purchase of treasury stock	(232)	-
Decrease in line of credit	-	(400)
Net cash used in financing activities	$(653)	$(526)

Net (decrease) increase in cash and cash equivalents	(1,543)	115

Cash and cash equivalents at beginning of year	3,780	200
Cash and cash equivalents at end of period	$2,237	$315

MOD-PAC CORP.
Reconciliation between Net Income (Loss) and Adjusted EBITDA

(in thousands)	Three Months Ended		Nine Months Ended
	10/2/2010	10/3/2009	10/2/2010	10/3/2009

Net Income (Loss)	$1,000	$1,011	$1,066	$(3,246)

Interest	44	63	148	194
Net (write-up) write-down of impaired assets	0	(367)	0	1,808
Gain on Disposal of Assets Held for Sale	0	104	0	104
Taxes	4	0	19	(118)
Depreciation and amortization	705	662	2,079	2,531
Stock-based compensation	65	41	347	210

Adjusted EBITDA	$1,818	$1,514	$3,659	$1,483

Adjusted EBITDA = earnings before interest, asset impairment, taxes, depreciation and amortization and non-cash option expense.

MOD-PAC CORP.
Reconciliation between Net Income (Loss) and Adjusted Net Income (Loss)

(in thousands)	Three Months Ended		Nine Months Ended
	10/2/2010	10/3/2009	10/2/2010	10/3/2009

Net Income (Loss)	$1,000	$1,011	$1,066	$(3,246)

Net (write-up) write-down of impaired assets	0	(367)	0	1,808
Workforce reduction charges	0	0	0	65
Change in useful life of assets	0	0	0	40
Other rationalization charges	0	0	0	134
Total one-time charges	0	(367)	0	2,047

Adjusted Net Income (Loss)	$1,000	$644	$1,066	$(1,199)

MOD-PAC CORP.
Reconciliation between Diluted Earnings (Loss) Per Share and Adjusted Diluted Earnings (Loss) Per Share

(in thousands)	Three Months Ended		Nine Months Ended
	10/2/2010	10/3/2009	10/2/2010	10/3/2009

Diluted Earnings (Loss) Per Share	$0.28	$0.29	$0.30	$(0.95)

Net (write-up) write-down of impaired assets	0	(0.11)	0	0.53
Workforce reduction charges	0	0	0	0.02
Change in useful life of assets	0	0	0	0.01
Other rationalization charges	0	0	0	0.04
Total one-time charges	0	(0.11)	0	0.60

Adjusted Diluted Earnings (Loss) Per Share	$0.28	$0.18	$0.30	$(0.35)

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com